Exhibit 4.62
EXECUTION VERSION
ACCESSION AGREEMENT
This ACCESSION AGREEMENT (this “Agreement”), dated as of March 2, 2010, is made by UPC Germany GmbH (“UPC Germany”), Unitymedia Hessen GmbH & Co. KG (“Unitymedia Hessen” or the “Company”), Unitymedia NRW GmbH (“Unitymedia NRW”), and The Bank of New York Mellon, as the Trustee (“Trustee”), under the Indenture referred to below.
WHEREAS, UPC Germany has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 20, 2009 providing for the issuance of an initial aggregate principal amount of €1,430,000,000 of 8 1/8% Senior Secured Notes due 2017 and $845,000,000 of 8 1/8% Senior Secured Notes due 2017 (the “Notes”).
WHEREAS, the Indenture provides that under certain circumstances Unitymedia Hessen and Unitymedia NRW shall execute and deliver to the Trustee an Accession Agreement pursuant to which Unitymedia Hessen and Unitymedia NRW shall accede to the Indenture, as co-issuers, and assume all of the obligations of UPC Germany under the Indenture and the Notes.
WHEREAS, the Indenture provides that upon the execution and delivery of this Accession Agreement, UPC Germany shall be released from its obligations under the Indenture and the Notes.
WHEREAS, pursuant to Section 4.24 of the Indenture, the Trustee is authorized to execute and deliver this Accession Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used in this Accession Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.
2.    AGREEMENT TO ACCEDE. Each of Unitymedia Hessen and Unitymedia NRW hereby agrees to accede to the Indenture, as co-issuers, on the terms and conditions set forth in this Accession Agreement and the Indenture. In particular connection with such succession, each of Unitymedia Hessen and Unitymedia NRW agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by UPC Germany. Furthermore, Unitymedia Hessen agrees to comply with and be bound by all of the terms of, and perform all of its obligations under, the Indenture and the Notes as the “Company”.
3.    RELEASE OF UPC GERMANY. UPC Germany shall cease to be an Issuer for the purposes of the Indenture and the Notes (but without prejudice to any indemnities or exclusions of liability which apply).
4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.    COUNTERPARTS. The parties may sign any number of copies of this Accession Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by UPC Germany, Unitymedia Hessen and Unitymedia NRW.
8.    RATIFICATION OF INDENTURE; ACCESSION AGREEMENT PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Accession Agreement shall form a part of the Indenture for all purposes.
9.    SUCCESSORS. All covenants and agreements in this Accession Agreement by the parties hereto shall bind their successors.
(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Accession Agreement to be duly executed and attested, as of the date first above written.
UPC GERMANY GMBH

By:	Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

By:	Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

UNITYMEDIA HESSEN GMBH & CO. KG
as an Issuer
as the Company
By: Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

By: Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

UNITYMEDIA NRW GMBH
as an Issuer
By: Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

By: Authorized Signatory
Name:    Authorized Signatory
Title:    Representative

THE BANK OF NEW YORK MELLON
as Trustee
By: Authorized Signatory
Name:    Authorized Signatory
Title:    Vice President

Appendix A – Addresses for Notices
If to the Issuer:
Unitymedia Hessen GmbH & Co. KG
Unitymedia NRW GmbH
Aachener Strasse 746- 750
50933 Köln
Germany
Attn: Heinz Benesch, Senior Vice President, Legal & Corporate Affairs, Unitymedia Group
Telephone:
Fax: +49 221 3792 802
Email: Heinz.Benesch@unitymedia.de
Attn: Marcus Koppers, Director Treasury, Finance & Administration, Unitymedia Group
Telephone: +49 221 37792-107
Fax: +49 2273 5947-1912
Email: Marcus.Koppers@Unitymedia.de
Copy to:
Liberty Global Europe BV
Boeing Avenue 53
1119 PE Schiphol-Rijk
The Netherlands
Attn: Gerrit-Jan Bakker
Telephone: +31 20 778 8148
Fax: +31 20 778 8105
Email: gjbakker@lgi.com